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EXHIBIT 21.1

SUBSIDIARIES

        The companies listed below are the primary subsidiaries of the Corporation. The financial data for these subsidiaries comprised the Corporation's consolidated financial statements.

Name of Company	Organized Under Laws of
Domestic:
Symmetry Medical USA Inc.	Delaware
Symmetry Medical International Inc.	Delaware
Mettis Group Inc.	Delaware
Ultrexx, Inc.(a)	Indiana
Jet Engineering, Inc.(a)	Michigan
UCA, LLC	Tennessee
Specialty Surgical Instrumentation, Inc. (d/b/a SSI, Inc.)	Tennessee
Symmetry Medical SSI Real Estate, LLC	Tennessee
Riley Medical Inc.	Massachusetts
SMA Real Estate LLC	Maine
Symmetry Medical Everest LLC	Delaware
TNCO, Inc.	Massachusetts
Symmetry Medical New Bedford, LLC	Delaware
Symmetry New Bedford Real Estate, LLC	Delaware
International:
Symmetry Medical Cheltenham Limited (f/k/a Othy Limited)	England
Poly-Vac France S.A.R.L.	France
Symmetry Medical Poly-Vac S.A.S. (f/k/a Poly-Vac S.A.)	France
Mettis (UK) Limited(a)	England
Thornton Precision Components Limited(a)	England
Medicast Limited	England
Arthur Robinson & Sons (Willenhall) Limited	England
Everest Medical International, Ltd.	Ireland
Whedon Limited	England
Clamonta Limited	England
Symmetry Medical Switzerland SA (f/k/a Riley Medical Europe S.A.)	Switzerland
Symmetry Medical Malaysia, SDN	Malaysia

(a)
Accounts for material revenues.

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  EXHIBIT 21.1
SUBSIDIARIES